As filed with the Securities and Exchange Commission on March 9, 2023

Registration No. 333-255408

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2

to

FORM F-1

ON FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SCISPARC LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 Raul Wallenberg Street, Tower A,

Tel Aviv 6971916 Israel

Tel: (+972) (3) 717 5777

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

Tel: (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: (212) 660-3000	Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 on Form F-3, or the Post-Effective Amendment, to the Registration Statement on Form F-1 (Registration No. 333-255408), or the Registration Statement, is being filed by SciSparc Ltd., or the Registrant, in order to convert the Registration Statement into a registration statement on Form F-3. The Registration Statement registered the resale by selling shareholders of an aggregate of 2,881,570 American Depositary Shares, or ADSs, consisting of (i) 916,316 ADSs issuable upon deposit of ordinary shares, (ii) 1,728,942 ADSs issuable upon exercise of Series A Warrants and Series B Warrants to purchase ADSs that remained unexercised, or, collectively, the Outstanding Warrants, and (iii) 236,312 ADSs issuable upon the exercise of pre-funded warrants, or the Pre-Funded Warrants, or, together with the Outstanding Warrants, the Warrants.

As of the date of this Post-Effective Amendment, our American Depositary Receipt, or ADR, program has been terminated and our ADSs have been converted to ordinary shares on a one-for-one basis. In connection with the termination of our ADR program, all outstanding options and warrants to purchase ADSs were converted to options or warrants, respectively, to purchase ordinary shares on a one-for-one basis.

The Outstanding Warrants are exercisable at an exercise price of $7.07 per Ordinary Share for the Series A Warrants and $10.60 per Ordinary Share for the Series B Warrants and are exercisable six months from the date of issuance with a term of exercise equal to five years from the initial exercise date. The Pre-Funded Warrants are exercisable at an exercise price of $0.001 per Ordinary Share and were exercisable any time after the date of issuance upon payment of the exercise price.

The information included in this filing updates and supplements the Registration Statement and the prospectus contained or incorporated therein. No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the offer and sale of Ordinary Shares held by the selling shareholders and issuable from time to time upon exercise of the Warrants held by the selling shareholders.

All filing fees payable to the SEC in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement or prior amendments thereto.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 9, 2023

PROSPECTUS

SCISPARC LTD.

Up to 1,909,890 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 2,809,494 ordinary shares, no par value, or the Ordinary Shares, consisting of (i) up to 172,792 Ordinary Shares held by the selling shareholders, (ii) up to 1,718,942 Ordinary Shares issuable upon exercise of the Series A Warrants and Series B Warrants to purchase Ordinary Shares that remain unexercised, or, collectively, the Outstanding Warrants, and (iii) up to 18,156 Ordinary Shares issuable upon the exercise of the pre-funded warrants, or the Pre-Funded Warrants, or together with the Outstanding Warrants, the Warrants.

The selling shareholders are identified in the table commencing on page 7. No Ordinary Shares or Warrants are being registered hereunder for sale by us. While we will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. The exercise prices of the Outstanding Warrants are $7.07 per Ordinary Share for the Series A Warrants and $10.60 per Ordinary Share for the Series B Warrants. The exercise price of the Pre-Funded Warrants is $0.001 per Ordinary Share. See “Use of Proceeds.” The selling shareholders may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

The ADSs, each representing one of our Ordinary Shares, evidenced by American Depositary Receipts, or ADRs, were quoted on the OTCQB under the symbol “SPRCY.” As of the date of the registration statement of which this prospectus forms a part, our ADR program has been terminated and all outstanding ADSs have been converted into ordinary shares on a one-for-one basis. All outstanding options and warrants to purchase ADSs have been converted into options or warrants, respectively, to purchase ordinary shares.

Our Ordinary Shares have been listed on the Nasdaq Capital Market, or Nasdaq, since December 22, 2021, under the symbol “SPRC.” On March 8, 2023, the last reported sale price of our Ordinary Shares was $0.72 per share. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. There is no established market for the Warrants.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023

TABLE OF CONTENTS

OUR COMPANY	1
ABOUT THIS OFFERING	2
RISK FACTORS	3
NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	5
CAPITALIZATION	6
SELLING SHAREHOLDERS	7
DESCRIPTION OF THE OUTSTANDING WARRANTS	13
RESEARCH GRANTS	15
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	18
EXPERTS	18
EXPENSES	18
ENFORCEABILITY OF CIVIL LIABILITIES	21
WHERE YOU CAN FIND ADDITIONAL INFORMATION	20
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer tor solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, “we,” “us,” “our,” the “Company” and “SciSparc” refer to SciSparc Ltd. (formerly known as Therapix Biosciences Ltd.).

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus includes and incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report our financial information under International Financial Reporting Standards, as issued by the International Accounting Standards Board. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

i

OUR COMPANY

We are a specialty clinical-stage pharmaceutical company. Our focus is creating and enhancing a portfolio of technologies and assets based on cannabinoid therapies. With this focus, we are currently engaged in the following pharmaceutical compositions comprising N-acylethanolamines and cannabinoids, such as Palmitoylethanolamide and/or Δ9-tetrahydrocannabinol and/or non-psychoactive cannabidiol and/or other cannabinoid receptor agonists: SCI-110 for the treatment of Tourette syndrome and Alzheimer’s disease and agitation; SCI-160 for the treatment of pain; and SCI-210 for the treatment of Autism Spectrum Disorder and Status Epilepticus. We also have a wholly-owned subsidiary whose business focusses on the sale of hemp-based products on the Amazon.com marketplace.

Our Ordinary Shares are listed on the Nasdaq under the symbol “SPRC”. Our principal executive offices are located at 20 Raul Wallenberg St., Tower A, 2nd Floor, Tel Aviv 6971916 Israel. Our telephone number in Israel is: (+972) (3) 717 5777. Our website address is http://www.scisparc.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

ABOUT THIS OFFERING

Ordinary Shares currently outstanding	6,860,090 Ordinary Shares.

Ordinary Shares offered by the selling shareholders	Up to 1,909,890 Ordinary Shares, consisting of: (i) Up to 172,792 Ordinary Shares held by the selling shareholders; (ii) up to 1,718,942 Ordinary Shares issuable upon exercise of the Outstanding Warrants; and (iii) up to 18,156 Ordinary Shares issuable upon the exercise of Pre-Funded Warrants.

Ordinary Shares to be outstanding assuming exercise of the Warrants	8,597,188 Ordinary Shares.

The Outstanding Warrants	The Outstanding Warrants are exercisable at an exercise price of $7.07 per Ordinary Share for the Series A Warrants and $10.60 per Ordinary Share for the Series B Warrants and are exercisable six months from the date of issuance with a term of exercise equal to five years from the initial exercise date

The Pre-Funded Warrants	The Pre-Funded Warrants have an exercise price of $0.001 per Ordinary Share. The Pre-Funded Warrants were exercisable at any time after the date of issuance upon payment of the exercise price.

Use of Proceeds

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised.

We intend to use the proceeds from the exercise of the Outstanding Warrants for working capital, which includes research and development, to advance our technology and general corporate purposes and pursuing strategic opportunities including expanding our pipeline. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section starting on page 3 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, or the 2021 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol	“SPRC.”

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes the exercise of all of the Warrants and is based on 6,860,090 Ordinary Shares outstanding as of February 26, 2023. This number excludes:

●	183,284 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $6.38 per share;

●	173,869 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan; and

●	9,482,032 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 9,482,032 Ordinary Shares, with exercise prices ranging from $2.63 to $24.50 per Ordinary Share.

RISK FACTORS

Investing in our securities involves risks. You should consider carefully the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information - D. Risk Factors” in our most recent Annual Report on Form 20-F for the year ended December 31, 2021, or the 2021 Annual Report, or any updates in our Reports of Foreign Private Issuer on Form 6-K, which are incorporated by reference in this prospectus, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

Risks Related to an Investment in Our Securities and this Offering

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from the exercise of the Warrants for working capital, which includes research and development. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the exercise of the Warrants in connection with this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of the Warrants in connection with this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Significant holders or beneficial holders of our Ordinary Shares may not be permitted to exercise Warrants that they hold.

The terms of the Warrants being offered hereby will prohibit a holder from exercising its Warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 4.99% of our Ordinary Shares outstanding immediately after giving effect to the exercise, provided that, at the election of a holder and notice to us, such beneficial ownership limitation may be increased or decreased, from time to time, to any other percentage not in excess of 9.99%. As a result, you may not be able to exercise your Warrants at a time when it would be financially beneficial for you to do so.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, contain and will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties, that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus (if any) under the caption “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, the documents incorporated by reference herein, and any prospectus supplement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised.

We intend to use the proceeds from the exercise of the Outstanding Warrants for working capital, which includes research and development, to advance our technology and general corporate purposes and pursuing strategic opportunities including expanding our pipeline.

Pending our use of the net proceeds from the exercise of the Outstanding Warrants, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities, as decided by our board of directors from time to time.

Our management will have significant flexibility in applying the net proceeds from the exercise of the Outstanding Warrants.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2022:

●	on an actual basis; and

●	on an as adjusted basis to give effect to (i) the full exercise on August 19, 2022 of 3,211,100 pre-funded warrants that had been issued to a healthcare-focused institutional investor and (ii) the full exercise of the Warrants.

You should read this table in conjunction with “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our 2021 Annual Report, incorporated by reference herein, and our unaudited financial results as of and for the six months ended June 30, 2022, furnished with the SEC on December 29, 2022, which are incorporated by reference herein.

	As of June 30, 2022
USD in thousands	Actual	As Adjusted
Cash and cash equivalents	$12,945	$27,132
Total assets	$14,422	$28,609
Total liabilities	$11,385	$11,385
Shareholders’ equity:
Share capital and premium	$58,547	$77,068
Ordinary Shares, no par value: 25,714,285 Ordinary Shares authorized (actual, and as adjusted); 3,526,740 Ordinary Shares issued and outstanding (actual); 8,597,188 Ordinary Shares outstanding (as adjusted)
Reserve for share-based payment transactions	$4,980	$4,980
Warrants	$5,190	$856
Foreign currency translation reserve	$497	$497
Transactions with non-controlling interests	$559	$559
Accumulated loss	$(66,736)	$(66,736)
Total equity	3,037	17,224

The table above assumes the exercise of all of the Warrants currently outstanding are exercised and is based on 6,860,090 Ordinary Shares outstanding as of June 30, 2022. This number excludes:

●	183,284 Ordinary Shares issuable upon the exercise of options outstanding under our 2015 Share Option Plan, at a weighted average exercise price of $6.38 per share;

●	173,869 Ordinary Shares reserved for issuance and available for future grant under our 2015 Share Option Plan; and

●	9,482,032 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase 9,482,032 Ordinary Shares, with exercise prices ranging from $2.63 to $24.50 per Ordinary Share.

SELLING SHAREHOLDERS

On March 1, 2021, we entered into a definitive agreement, or the Purchase Agreement, with several accredited and institutional investors providing for the issuance of an aggregate of 1,152,628 units, as follows: (a) 916,316 units, at a price of $7.07 per unit, consisting of (i) one ADS, each representing 140 Ordinary Shares at the time and (ii) a Series A Warrant to purchase an equal number of units purchased and a Series B Warrant to purchase half the number of units, and (b) 236,312 pre-funded units, at a price of $7.069 per unit, consisting of (i) one Pre-Funded Warrant and (ii) a Series A Warrant to purchase an equal number of units purchased and a Series B Warrant to purchase half the number of units.

Since the date of the Purchase Agreement:

a)	on July 19, 2021, we completed a 140 to 1 reverse split of our Ordinary Shares such that each 140 Ordinary Shares, no par value, were consolidated into 1 Ordinary Share, no par value;

b)	concurrently with the reverse split, we effected a corresponding change in the ratio of Ordinary Shares to ADSs such that the ratio of ADSs to Ordinary Shares changed from one ADS representing 140 Ordinary Shares to a new ratio of one ADS representing one Ordinary Share; and

c)	on August 26, 2021, our ADS program was terminated and all our ADSs were mandatorily cancelled and subsequently were exchanged for Ordinary Shares at a one-for-one ratio.

After giving effect to events (a), (b) and (c) described above, as of February 26, 2023, there were 1,142,628 Series A Warrants, 576,314 Series B Warrants and 18,156 Pre-Funded Warrants outstanding. The Pre-Funded Warrants have an exercise price of $0.001 per Ordinary Share and are exercisable at any time after the date of issuance upon payment of the exercise price. The Series A Warrants have an exercise price of $7.07, subject to adjustments therein. The Series B Warrants have an exercise price equal to $10.60, subject to adjustments therein. The Series A Warrants and the Series B Warrants are exercisable six months from the date of issuance and have a term of exercise equal to five years from the initial exercise date.

The selling shareholders acquired the Ordinary Shares being registered for resale pursuant to this prospectus pursuant to the Purchase Agreement. We have agreed to file the registration statement of which this prospectus forms a part covering the resale of the Ordinary Shares sold pursuant to the Purchase Agreement, including upon the exercise of the Warrants. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the Ordinary Shares for resale from time to time.

Other than the relationships as purchasers under the Purchase Agreement and described herein, to our knowledge, none of the selling shareholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described herein, none of the selling shareholders has held a position as an officer a director of ours, nor has any selling shareholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholders, unless otherwise noted. The Ordinary Shares being offered are being registered to permit public secondary trading of such Ordinary Shares and each selling shareholder may offer all or part of the Ordinary Shares it owns for resale from time to time pursuant to this prospectus. None of the selling shareholders has any family relationships with our officers, other directors or controlling shareholders.

Any selling shareholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such selling shareholders or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling shareholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Ordinary Shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the Ordinary Shares registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares held by the selling shareholders.

The second column lists the number of Ordinary Shares beneficially owned and the percentage ownership represented by the Ordinary Shares beneficially owned by each of the selling shareholders, based on its ownership of Ordinary Shares, as of February 26, 2023.

The third column lists the total Ordinary Shares being offered by this prospectus by the selling shareholders.

The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholders pursuant to this prospectus and lists the percentage ownership represented by the Ordinary Shares beneficially owned by the selling shareholder assuming the sale of all the Ordinary Shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholders	Ordinary Shares Beneficially Owned Prior to Offering(1)				Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
	Number		Percentage(2)			Number	Percentage(2)
College Trader Co(4)	8,484	(5)	*		8,484	-	-
Michel Eduard Wainberg Hait Living Trust(6)	10,608	(7)	*		10,608	-	-
District 2 Capital Fund, LP(8)	150,000	(9)	2.2	%(3)	150,000	-	-
Bigger Capital Fund LP(10)	150,000	(11)	2.2	%(3)	150,000	-	-
Rohit Bawa(12)	45,000	(13)	*		45,000	-	-
Michael Bozzuto(14)	75,000	(15)	1.1	%(3)	75,000	-	-
Michael Janiszewski(16)	10,500	(17)	*		10,500	-	-
Tauriga Sciences Inc(18)	18,750	(19)	*		18,750	-	-
Brian Vaughn(20)	15,000	(21)	*		15,000	-	-
Robert J. Eide Pension Plan(22)	282,266	(23)	4.1	%(3)	42,432	239,834	*
Iroquois Capital Investment Group LLC(24)	31,824	(25)	*		31,824	-	-
Iroquois Master Fund Ltd.(24)	31,824	(26)	*		31,824	-	-
Lexmore Corporation(27)	60,000	(28)	*		60,000	-	-
Orca Capital GmbH(29)	21,216	(30)	*		21,216	-	-
Alan & Elisa Pines(31)	42,432	(32)	*		42,432	-	-
Platinum Asset Management, Inc.(33)	45,000	(34)	*		45,000	-	-
Shimon Rosenzweig(35)	17,680	(36)	*		17,680	-	-
Aaron Tiram(37)	133,040	(38)	1.9	%(3)	88,400	44,640	*
Amir Uziel Economic Consultant Ltd.(39)	25,264	(40)	*		5,304	19,960	*
Lavi Krasney(41)	57,500	(42)	*		7,500	50,000	*
Ravid Jarbi(43)	11,840	(44)	*		8,840	3,000	*
Tamir Eitan(45)	8,840	(46)	*		8,840	-	-
Sphera Small Cap Fund LP(47)	162,847	(48)	2.4	%(3)	106,083	56,764	*
Gidurim VIM(49)	55,551	(50)	*	(3)	53,651	1,900	*
M.D. Ashalym Capital Markets LP(51)	63,651	(52)	*		63,651	-	-
The Phoenix Insurance Company Ltd.(53)	282,890	(54)	4.1	%(3)	282,890	-	-
More Provident Funds(55)	169,734	(56)	2.5	%(3)	169,734	-	-
Avdinco Ltd.(57)	26,523	(58)	*		26,523	-	-
Tamaarid Ltd.(59)	26,523	(60)	*		26,523	-	-
L.I.A Pure Capital Ltd.(61)	95,202	(62)	1.4%		17,680	77,522	1.1%
Darel Nechasim Ltd.(63)	42,435	(64)	*		42,435	-	-
Joachim Fuchs(65)	30,276	(66)	*		21,216	9,060	*
Menashe Arnon(67)	12,208	(68)	*		10,608	1,600	*
Natan Furman(69)	39,000	(70)	*		39,000	-	-
Tzvi Shmuel Eldar(71)	9,750	(72)	*		6,750	3,000	*
R.I.L Spirit Management and Investment Ltd.(73)	10,608	(74)	*		10,608	-	-
Orocom Strategies Ltd.(75)	42,432	(76)	*		42,432	-	-
David Masasa(77)	31,176	(78)	*		21,216	9,960	*
Moshe Gabriel(79)	17,680	(80)	*		17,680	-	-
Barak Rozen(81)	21,216	(82)	*		21,216	-	-
Asaf Touchnair(83)	35,360	(84)	*		35,360	-	-

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to warrants currently exercisable, or exercisable within 60 days of February 26, 2023, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.

(2)	Applicable percentage of ownership is based on 6,860,090 Ordinary Shares outstanding as of February 26, 2023.

(3)	The amounts and percentages in the table give effect to the 4.99% beneficial ownership limitation set forth in the selling shareholder’s unexercised warrants.

(4)	College Trader Co. beneficially owns 8,484 Ordinary Shares. Daniel Feigenbaum is a natural control person of College Trader Co. Mr. Feigenbaum’s contact address is 18851 NE 29th Avenue, Suite 500, Aventura, Florida 33180.

(5)	Consists of 8,484 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(6)	Michel Eduard Wainberg Hait Living Trust beneficially owns 10,608 Ordinary Shares. Michel Eduard Wainberg Hait is a natural control person of Michel Eduard Wainberg Hait Living Trust. Mr. Hait’s contact address is 18101 Collins Avenue, Apartment 4709, Miami, Florida 33160.

(7)	Consists of 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(8)	District 2 Capital Fund, LP beneficially owns 150,000 Ordinary Shares. Michael Bigger is a natural control person of District 2 Capital Fund LP. Mr. Bigger’s contact address is 175 W. Carver Street, Huntington, New York 11743.

(9)	Consists of 150,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(10)	Bigger Capital Fund, LP beneficially owns 150,000 Ordinary Shares. Michael Bigger is a natural control person of Bigger Capital Fund, LP. Mr. Bigger’s contact address is 11434 Glowing Sunset Lane, Las Vegas, Nevada 89135.

(11)	Consists of 150,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants,.

(12)	Rohit Bawa beneficially owns 45,000 Ordinary Shares. Mr. Bawa’s contact address is 1125 Maxwell Lane, Hoboken, New Jersey 07030.

(13)	Consists of 45,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(14)	Michael Bozzuto beneficially owns 75,000 Ordinary Shares. Mr. Bozzuto’s contact address is 275 Schoolhouse Road, Cheshire, Connecticut 06410.

(15)	Consists of 75,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(16)	Michael Janiszewski beneficially owns 10,500 Ordinary Shares. Mr. Janiszewski’s contact address is 31 Hillside Road, Woodbury, Connecticut 06410.

(17)	Consists of 10,500 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(18)	Tauriga Sciences, Inc. beneficially owns 18,750 Ordinary Shares. Seth Shaw is a natural control person of Tauriga Sciences, Inc. Mr. Shaw’s contact address is 4 Nancy Court, Suite 4, Wappingers Fall, New York 12590.

(19)	Consists of 18,500 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(20)	Brian Vaughn beneficially owns 15,000 Ordinary Shares. Mr. Vaughn’s contact address is 64 Surrey Lane, Trumbull, Connecticut 06611.

(21)	Consists of 15,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(22)	Robert J. Eide Pension Plan beneficially owns 282,266 Ordinary Shares. Robert Eide is a natural control person of Robert J. Eide Pension Plan. Robert Eide is an affiliate of a broker-dealer. Robert J. Eide Pension Plan’s contact address is c/o Aegis Capital Corp., One Broadcast Plaza, Suite 300, Merrick, New York 11566.

(23)	Consists of 42,432 Ordinary Shares, 160,000 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 79,834 Ordinary Shares.

(24)	Iroquois Capital Investment Group LLC beneficially owns 31,824 Ordinary Shares. Iroquois Master Fund Ltd. beneficially owns 31,824 Ordinary Shares. Richard Abbe is a natural control person of both Iroquois Capital Investment Group LLC and Iroquois Master Fund Ltd. Mr. Abbe’s contact address is 125 Park Avenue, 25th Floor, New York, New York 10017.

(25)	Consists of 31,824 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(26)	Consists of 31,824 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(27)	Lexmore Corporation beneficially owns 60,000 Ordinary Shares. Bradley Levin is a natural control person of Lexmore Corporation. Mr. Levin’s contact address is 707 Skokie Boulevard, Suite 100, Northbrook, Illinois 60062.

(28)	Consists of 60,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(29)	Orca Capital GmbH beneficially owns 21,216 Ordinary Shares. Thomas Koenig is a natural control person of Orca Capital GmbH. Mr. Koenig’s contact address is Sperl-Ring 2, 85276 Hettenshausen, Germany.

(30)	Consists of 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(31)	Alan & Elisa Pines beneficially own 42,432 Ordinary Shares. The Pines’ contact address is 16 Mountain Ridge Drive, Livingston, New Jersey 07039.

(32)	Consists of 42,432 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(33)	Platinum Asset Management, Inc. beneficially owns 45,000 Ordinary Shares. James Magro is a natural control person of Platinum Asset Management, Inc. Mr. Magro’s contact address is 71 Bevin Road, Northport, New York 11768.

(34)	Consists of 45,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(35)	Shimon Rosenzweig Trust beneficially owns 17,680 Ordinary Shares. Shimon Rosenzweig is a natural control person of the Shimon Rosenzweig Trust. Mr. Rosenzweig’s contact address is 150 East 56th Street, Apartment 10F, New York, New York 10022.

(36)	Consists of 7,072 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(37)	Aaron Tiram beneficially owns 133,040 Ordinary Shares. Mr. Tiram’s contact address is 17555 Collins Avenue, PH1, Sunny Isle, Florida 33160.

(38)	Consists of 80,000 Ordinary Shares and 53,040 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(39)	Amir Uziel Economic Consultant Ltd. beneficially owns 25,264 Ordinary Shares. Amir Uziel is a natural control person of Amir Uziel Economic Consultant Ltd. Mr. Uziel’s contact address is 5 Shira Street, Rishon Le Zion,7580237, Israel.

(40)	Consists of 10,000 Ordinary Shares, 9,960 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 5,304 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(41)	Lavi Krasney beneficially owns 57,500 Ordinary Shares. Mr. Krasney’s contact address is 8 Paamoni Street, Tel Aviv, Israel.

(42)	Consists of 50,000 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021 and 7,500 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(43)	Ravid Jarbi beneficially owns 11,840 Ordinary Shares. Mr. Jarbi’s contact address is Bar Giora 14A, Raanana, Israel.

(44)	Consists of 3,000 Ordinary Shares and 8,840 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(45)	Tamir Eitan beneficially owns 8,840 Ordinary Shares. Mr. Eitan’s contact address is Yafe Nof 3, Givatayim, Israel.

(46)	Consists of 8,840 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(47)	Sphera Small Cap Fund LP beneficially owns 162,847 Ordinary Shares. Ron Senator is a natural control person of Sphera Small Cap Fund LP. Mr. Senator’s contact address is 21 Ha’arba’ah Street, Tel Aviv 6473921, Israel.

(48)	Consists of 26,884 Ordinary Shares, 29,880 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 106,083 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(49)	Gidurim VIM beneficially owns 55,551 Ordinary Shares. Ran Landau is the contact person for Gidurim VIM. Mr. Landau’s contact address is Yalo Rozalin 13, Rishon Letzion, Israel.

(50)	Consists of 1,900 Ordinary Shares and 53,651 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(51)	M.D. Ashalym Capital Markets LP beneficially owns 63,651 Ordinary Shares. Shay Azoulay is the contact person for M.D. Ashalym Capital Markets LP. Mr. Azoulay’s contact address is Sheset Hayamim 30, Bney Brak, Israel.

(52)	Consists of 63,651 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(53)	The Phoenix Insurance Company Ltd. beneficially owns 264,734 Ordinary Shares. The Phoenix Insurance Company Ltd.’s contact address is 53 Hashalom Road, Givatayim 5345433, Israel.

(54)	Consists of 95,000 Ordinary Shares and 187,890 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(55)	More Provident Funds beneficially owns 169,734 Ordinary Shares. Rotem Ben Shimon is a contact person for More Provident Funds. Mr. Shimon’s contact address is 2, Ben Gurion Street, Ramat Gan 52573344, Israel.

(56)	Consists of 169,734 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(57)	Avdinco Ltd. beneficially owns 26,523 Ordinary Shares. Daniella Cohen Salomy and Ronnit Cohen Likvornik are the natural control persons of Avdinco Ltd. Mali Sagie is the contact person for Avdinco Ltd. Ms. Sagie’s contact address is 2 Kaufmann Street, Tel Aviv 6801294, Israel.

(58)	Consists of 26,523 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(59)	Tamaarid Ltd. beneficially owns 26,523 Ordinary Shares. Nurit Cohen and Mali Sagie are the natural control persons of Tamaarid Ltd. Ms. Sagie’s contact address is 2 Kaufmann Street, Tel Aviv 6801294, Israel.

(60)	Consists of 26,523 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(61)	L.I.A Pure Capital Ltd. beneficially owns 95,2012 Ordinary Shares. L.I.A. Pure Capital Ltd. previously held over 5% of the company’s outstanding Ordinary Shares. In December 2020, we entered into a consultant agreement with Kfir Silberman of L.I.A Pure Capital Ltd. L.I.A Pure Capital Ltd.’s contact address is 20 Raoul Wallenberg, Tel Aviv, Israel.

(62)	Consists of 84,594 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(63)	Darel Nechasim Ltd. beneficially owns 42,435 Ordinary Shares. Itay Cohen and Daniel Peleg are the natural control persons of Darel Nechasim Ltd. Mr. Cohen’s contact address is 52 Begin Road, Tel Aviv 67137 Israel.

(64)	Consists of 42,435 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(65)	Joachim Fuchs beneficially owns 30,276 Ordinary Shares. Mr. Fuchs’ contact address is 67 Hazorea, Kfar Shmaryahu, Israel.

(66)	Consists of 9,060 Ordinary Shares and 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(67)	Menashe Arnon beneficially owns 12,208 Ordinary Shares. Mr. Arnon’s contact address is 14 Weinberg, Kfar Saba, Israel.

(68)	Consists of 1,600 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(69)	Natan Furman beneficially owns 39,000 Ordinary Shares. Mr. Furman’s contact address is Pinchase Rozen 15, Haifa 34784, Israel.

(70)	Consists of 39,000 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(71)	Tzvi Shmuel Eldar beneficially owns 9,750 Ordinary Shares. Mr. Eldar’s contact address is 1 Coral Street, Modi’in Maccabim Reut, Israel.

(72)	Consists of 3,000 Ordinary Shares and 6,750 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(73)	R.I.L Spirit Management and Investment Ltd. beneficially owns 10,680 Ordinary Shares. Eitan Salman is a natural control person of R.I.L Spirit Management and Investment Ltd. Mr. Salman’s contact address is Biluya Maoz 4, Tel Aviv, Israel.

(74)	Consists of 10,680 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(75)	Orocom Strategies Ltd. beneficially owns 42,432 Ordinary Shares. Ajon Lipnik is the contact person for Orocom Strategies Ltd. Mr. Lipnik’s contact address is Ha’ad Ha’am 9, Tel Aviv, Israel.

(76)	Consists of 42,432 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(77)	David Masasa beneficially owns 31,176 Ordinary Shares. Mr. Masasa’s contact address is Mohash 17, Tel Aviv, Israel.

(78)	Consists of 9,960 Ordinary Shares issuable upon the exercise of warrants issued by us prior to March 1, 2021, and 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(79)	Moshe Gabriel beneficially owns 17,680 Ordinary Shares. Mr. Gabriel’s contact address is Hasharon Road 49, Hod Hasharon 45324, Israel.

(80)	Consists of 7,072 Ordinary Shares and 10,608 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(81)	Barak Rozen beneficially owns 21,216 Ordinary Shares. Mr. Rozen’s contact address is Ha-Menofim Street 2, Herzliya, Israel.

(82)	Consists of 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

(83)	Asaf Touchnair beneficially owns 35,360 Ordinary Shares. Mr. Touchnair’s contact address is Ha-Menofim Street 2, Herzliya, Israel.

(84)	Consists of 14,144 Ordinary Shares and 21,216 Ordinary Shares issuable upon the exercise of Outstanding Warrants.

DESCRIPTION OF THE OUTSTANDING WARRANTS

The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the forms of warrant for the applicable warrant type, which are filed as exhibits to the registration statement of which this prospectus is a part.

Exercisability

The Outstanding Warrants are exercisable six months from the date of issuance with a term of exercise equal to five years from the initial exercise date. The Pre-Funded Warrants were exercisable at any time after the date of issuance upon payment of the exercise price. As of February 26, 2023, warrants to purchase 10,000 Ordinary Shares have been exercised, the Outstanding Warrants to purchase up to 1,718,942 Ordinary Shares remain unexercised and the Pre-Funded Warrants to purchase up to 18,156 Ordinary Shares remain unexercised.

The Warrants are exercisable, at the option of each holder, in whole or in part (however, only whole Outstanding Warrants may be exercised) by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise, together with other applicable charges and taxes. Each Warrant sets out the number of Ordinary Shares such Warrant holder is entitled to upon exercise. Warrants are not exercisable for a fraction of an Ordinary Share and may only be exercised into whole numbers of Ordinary Shares. In lieu of fractional Ordinary Shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole Ordinary Share. Unless otherwise specified in the Warrants, the holder will not have the right to exercise the Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the holder’s election) of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The Outstanding Warrants are exercisable at an exercise price of $7.07 per Ordinary Share for the Series A Warrants and $10.60 per Ordinary Share for the Series B Warrants. The Pre-Funded Warrants are exercisable at an exercise price of $0.001 per Ordinary Share. The exercise price per Warrant is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per Ordinary Share, all other applicable charges and taxes are due and payable upon exercise.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to us, together with the appropriate instruments of transfer.

Book-entry Form

Pursuant to a warrant agent agreement between us and Computershare Inc., as warrant agent, the Warrants were issued in book-entry form and initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The Warrants are governed by the terms of a global warrant held in book-entry form. The holder of a Warrant will not be deemed a holder of our underlying Ordinary Shares until the Warrant is exercised, except as set forth in the Warrant.

The Warrants were issued separately from the Ordinary Shares, and may be transferred separately.

Fundamental Transactions

If, at any time while the Warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the Ordinary Shares are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of 50% or more of the Ordinary Shares, (4) we effect any reclassification or recapitalization of the Ordinary Shares or any compulsory exchange pursuant to which the Ordinary Shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding Ordinary Shares, each, a “Fundamental Transaction”, then upon any subsequent exercise of the Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Ordinary Shares then issuable upon exercise of those Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Shareholder

Except by virtue of such holder’s ownership of Ordinary Shares, the holder of Warrants does not have rights or privileges of a holder of Ordinary Shares, including any voting rights, until the holder exercises the Warrants.

RESEARCH GRANTS

Our research and development efforts mainly with respect to our past activities (with respect to immunotherapy programs such as the Anti-CD3) were financed in part through royalty-bearing grants from the Israeli Innovation Authority, or the IIA. As of December 31, 2022, we had received the aggregate amount of approximately $1.1 million from the IIA for the development of our abovementioned technologies. With respect to such grants, we are committed to pay royalties of up to an aggregate amount of approximately $1.2 million relating only to technologies in our possession and excluding any royalties for technologies that we sold to third parties. We are further required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984, as amended, and related regulations, or the Research Law, with respect to those past grants. In addition, any change of control and any change of ownership of our Ordinary Shares that would make a non-Israeli citizen or resident an “interested party”, as defined in the Research Law, requires prior written notice from the IIA. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer of such know-how inside or outside of Israel, and the transfer outside of Israel of manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. None of our current projects in the field of cannabinoid therapeutics are supported by the IIA, yet if eligible, we might apply for such support in the future.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market on which the Ordinary Shares are currently listed or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales, loans or pledges entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the later of (i) the one-year anniversary of the completion of the sale of the Ordinary Shares and Warrants pursuant to the Purchase Agreement or (ii) until such time as the Warrants have been exercised in full. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain U.S. legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain Israeli legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The consolidated financial statements of SciSparc Ltd. appearing in our 2021 Annual Report for the year ended December 31, 2021 have been audited by Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon, included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the Ordinary Shares issuable upon exercise of the Outstanding Warrants. All amounts are estimates and may change:

SEC registration fee	$	*
Legal fees and expenses		$10,000
Accounting fees and expenses		$7,500
Miscellaneous		$1,500
Total		$19,000

*	The SEC registration fee was previously paid in connection with the April 2021 registration of Ordinary Shares issuable upon exercise of the Warrants. No additional SEC registration fee is due with respect to the Ordinary Shares issuable upon exercise of the remaining Warrants.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 20-F for the year ended December 31, 2021, filed on April 28, 2022;

●	our Reports of Foreign Private Issuer on Form 6-K filed on: March 17, 2022 (first and second paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); May 11, 2022; May 24, 2022; May 26, 2022 (first, third, fourth and fifth paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); May 27, 2022; June 1, 2022; June 2, 2022 (first and second paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); June 9, 2022 (first, second and third paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); June 24, 2022 (first, second, third and sixth paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); June 29, 2022 (first, second, fifth and sixth paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); July 1, 2022; July 7, 2022; July 7, 2022; August 8, 2022 (first, second, seventh and eighth paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); August 11, 2022; August 12, 2022 (first paragraph and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); August 16, 2022 (first, second, third, fourth, sixth and seventh paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); August 19, 2022; August 25, 2022 (first, second, fourth, fifth and sixth paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); September 16, 2022; September 30, 2022 (with respect to: (i) Exhibit 99.1, the first, second, third, sixth, seventh, eighth and ninth paragraphs and the section titled “Forward-Looking Statements” only; and (ii) Exhibit 99.6, the first and second paragraphs and the section titled “Forward-Looking Statements” only)); October 12, 2022; November 1, 2022 (with respect to: (i) Exhibit 99.1, the first and second paragraphs and the section titled “Forward-Looking Statements” only; and (ii) Exhibit 99.2, the first and second paragraphs and the section titled “Forward-Looking Statements” only); November 8, 2022; November 16, 2022; November 29, 2022; December 7, 2022 (first, second and third paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); December 14, 2022; December 29, 2022; January 9, 2023 (first, second, fourth, fifth and sixth paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); January 18, 2023; January 23, 2023; January 25, 2023; February 15, 2023 (first, second and third paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); February 16, 2023; February 17, 2023; February 27, 2023 (with respect to Exhibit 99.1, the first, second, and sixth paragraphs and the section titled “Forward-Looking Statements” only); February 27, 2023 (the first, second, third and fifth paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); and March 7, 2023 (the first, second, third, fourth and fifth paragraphs and the section titled “Forward-Looking Statements” of Exhibit 99.1 only); and

●	the description of our securities contained in our Form 8-A filed on December 20, 2021 (File No. 001-38041), including as amended by Exhibit 1.1 to our Annual Report on Form 20-F filed on April 28, 2022 and any further amendment or report filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: SciSparc Ltd., 20 Raul Wallenberg Street, Tower A, Tel Aviv, 6971916 Israel. Attention: Oz Adler, Chief Executive Officer and Chief Financial Officer, telephone number: (+972) (3) 610-3100.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may furnish to the SEC, on Form 6-K, unaudited interim financial information.

You can review our SEC filings and the registration statements by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at http://www.scisparc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly processand certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgements in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases;

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

SciSparc Ltd.

Up to 1,909,890 Ordinary Shares

PROSPECTUS

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association contain such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our articles of association.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9. Exhibits

Exhibit Number	Description of Document
3.1	Amended and Restated Articles of Association of SciSparc Ltd. (filed as Exhibit 3.1. to the Registrant’s Registration Statement on Form F-3 (File No. 333-269839) filed on February 17, 2023 and incorporated herein by reference).

4.1*	Form of Series A Warrant, (filed as Exhibit 99.5 to Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

4.2*	Form of Series B Warrant, (filed as Exhibit 99.6 to Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

4.3*	Form of Pre-Funded Warrant, (filed as Exhibit 99.4 to Form 6-K (File No. 001-38041) filed on March 2, 2021, and incorporated herein by reference).

5.1*	Opinion of Meitar | Law Offices, Israeli counsel to the Registrant.

5.2*	Opinion of Sullivan & Worcester LLP., U.S. counsel to the Registrant.

23.1^	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountants (Isr.), a member firm of Ernst & Young Global, with respect to the financial statements of SciSparc Ltd.

23.3*	Consent of Meitar | Law Offices (included in Exhibit 5.1).

23.4*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2).

24.1*	Power of Attorney.

*	Previously filed.
^	Filed herewith.

Item 10. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the city of Tel Aviv, State of Israel on March 9, 2023.

SCISPARC LTD.

By:	/s/ Oz Adler
Oz Adler
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Oz Adler	Chief Executive Officer and Chief Financial Officer	March 9, 2023
Oz Adler	(Principal Executive Officer)

/s/ Amitay Weiss	Chairman of the Board of Directors	March 9, 2023
Amitay Weiss

/s/ Amnon Ben Shay	Director	March 9, 2023
Amnon Ben Shay

/s/ Alon Dayan	Director	March 9, 2023
Alon Dayan

/s/ Moshe Revach	Director	March 9, 2023
Moshe Revach

/s/ Itschak Shrem	Director, President	March 9, 2023
Itschak Shrem

/s/ Liat Sidi	Director	March 9, 2023
Liat Sidi

/s/ Lior Vider	Director	March 9, 2023
Lior Vider

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates duly authorized representative in the United States of SciSparc Ltd., has signed this registration statement on March 9, 2023.

Puglisi & Associates.

/s/ Donald J. Puglisi
Donald J. Puglisi Managing Director